Exhibit 99.1

For more information, contact:

David Nagler

ARYx Therapeutics, Inc.

510-585-2200 x 211

ARYx Therapeutics Enters Clinic with Novel Antipsychotic Drug

For Patients with Schizophrenia

Fremont, Calif. – April 22, 2008 – ARYx Therapeutics, Inc. (NASDAQ: ARYX) today announced that it has received clearance from the Food and Drug Administration (FDA) to initiate clinical testing of ATI-9242, a novel antipsychotic for the treatment of schizophrenia and other psychiatric disorders. The company has begun dosing healthy volunteers with ATI-9242 in a Phase 1 safety study being conducted under an Investigational New Drug application (IND).

ATI-9242 is designed as a next-generation atypical antipsychotic agent. Its receptor profile is targeted at the treatment of both the positive and the negative symptoms of schizophrenia as well as the improvement of cognitive function. To date, preclinical work has supported this profile. ATI-9242 was also designed to avoid certain drug-drug interactions as well as reduce certain metabolic problems associated with this class of therapy, including weight gain and type 2 diabetes.

Like all other drug candidates in ARYx’s product portfolio, ATI-9242 was designed using ARYx’s RetroMetabolic Drug Design™ technology. This technology enables the creation of structurally unique and patentable molecules that retain the efficacy of proven therapies while eliminating specific adverse side effects associated with these compounds.

“ATI-9242 is an innovative new compound with potential for significant utility in the treatment of psychiatric disorders,” said Dr. Paul Goddard, Chairman and Chief Executive Officer of ARYx. “I am excited to have initiated human studies ahead of schedule, and I am appreciative of the pioneering work done by ARYx’s research team, led by our Chief Scientific Officer, Dr. Pascal Druzgala, to enable rapid advancement of this compound into the clinic.”

ARYx expects to complete the Phase 1 study by the end of 2008.

Trial Design

The current study, CLN-901, is a Phase 1, single center, randomized, double-blind, placebo controlled, single ascending dose, safety, tolerability, and pharmacokinetics (PK) study. Healthy subjects will be studied in groups of five and will receive ATI-9242 at one dose level or matching placebo. Four of the five subjects in each cohort will be randomly assigned to receive active study medication, and one of the five subjects will be randomly assigned to receive placebo. Each successive group will receive an increased dose of the drug and the dose will continue to be increased until a clear pharmacological effect is observed.

About Schizophrenia

Schizophrenia is a chronic psychiatric disorder afflicting up to 1% of the world’s population. Global sales of antipsychotic drugs were greater than $15 Billion in 2006, and the cost of care has been estimated to account for 2.5% of annual U.S. health care expenditures.

Limitations of Currently Marketed Antipsychotics

Common side effects shared by first-generation antipsychotic drugs, the so-called typical antipsychotics, include certain types of involuntary muscle contractions or movement, cardiovascular effects, and sedation. Long-term use of these agents can result in over production of prolactin in males and females, effecting menstrual cycles or sexual function, and movement disorders such as tardive dyskinesia, or involuntary, repetitive, and purposeless movements.

Second-generation antipsychotics, the so-called atypical antipsychotics, such as clozapine and olanzapine, quetiapine, and others, are associated with serious and potentially fatal adverse effects.  Clozapine, the first atypical antipsychotic, is still considered the most efficacious but is associated with agranulocytosis, or a serious reduction in white blood cells, in 0.5%-1% of patients, and seizures in about 2% of patients. In addition, clozapine and other atypicals can be associated with weight gain, type 2 diabetes, sedation, and orthostatic hypotension which results in a significant lowering of blood pressure when moving from sitting or lying to a standing position.  None of the currently available atypicals adequately addresses the negative symptoms – reduction in social interaction, disassociation from people or settings, monotone speech, loss of feelings of pleasure – and the cognitive deficit associated with schizophrenia.

About ARYx Therapeutics

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design(TM) technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has three products in Phase 2 clinical trials: ATI-7505 for the treatment of various gastrointestinal disorders; ATI-5923 for the treatment of patients at risk for the formation of dangerous blood clots; and ATI-2042 for the treatment of atrial fibrillation. A fourth product, ATI-9242 for the treatment of schizophrenia and other psychiatric disorders, is in Phase 1 development. Please visit our web site at www.aryx.com for additional information.

Forward Looking Statement

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of clinical results, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “ expects,” “potential,” “will be studied,” “will receive,” “will be randomly assigned,” “will continue,” “can result,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923 and ATI-2042, the risk that the company may be unable to raise additional capital when needed which would force the company to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for the company’s product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.